Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
September 7, 2016 and the Prospectus dated March 7, 2014
Registration No. 333-194389

W. P. CAREY INC.

Pricing Term Sheet

$350,000,000 4.250% Senior Notes due 2026

Issuer:	W. P. Carey Inc.

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security Type:	Senior Unsecured Notes

Pricing Date:	September 7, 2016

Settlement Date:	September 12, 2016 (T+3)

Maturity Date:	October 1, 2026

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2017

Principal Amount:	$350,000,000

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Price / Yield:	99-20+ / 1.539%

Spread to Benchmark Treasury:	+ 275 bps

Yield to Maturity:	4.289%

Coupon:	4.250%

Public Offering Price:	99.682%

Optional Redemption: Make-Whole Call: Par Call:	Prior to July 1, 2026, T+45 bps On or after July 1, 2026

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	92936UAE9 / US92936UAE91

Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc.

Senior Co-Managers:	Capital One Securities, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Regions Securities LLC PNC Capital Markets LLC BMO Capital Markets Corp.

*Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC, including the prospectus supplement relating to the notes, for more complete information about the issuer and this offering.  You may get these documents for free by visiting the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to the notes if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533; Barclays Capital Inc. toll-free at 1-888-603-5847; or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.